Exhibit 99.1

FOR IMMEDIATE RELEASE

ADVANCED DISPOSAL COMPLETES SECONDARY OFFERING OF COMMON STOCK AND CLOSES DEBT REFINANCING

PONTE VEDRA, Fla. (November 21, 2017) — Advanced Disposal Services, Inc. (the “Company”) (NYSE:ADSW) announced today the completion of an underwritten secondary offering of 6,751,860 shares of its common stock for cash consideration of $22.40 per share.  All of the shares were offered by certain legacy stockholders of the Company (the “Selling Stockholders”).  The Company did not offer any stock in this transaction and did not receive any proceeds from the sale of the shares by the Selling Stockholders. In addition, no shares were sold by the Company’s directors or management.

Credit Suisse acted as the sole underwriter for the offering.

The Company also announced today the completion of the previously announced amendment (the “Amendment”) to its senior secured credit facilities.

The Amendment will reduce the Company’s applicable margin on its Term Loans by 0.50% per annum, which at current debt levels would result in over $7 million of annual cash interest savings.

An automatic shelf registration statement (including a prospectus) relating to the offering of the common stock was filed with the SEC on November 16, 2017 and became effective upon filing. The offering of these securities will be made only by means of a prospectus included in that registration statement, the preliminary prospectus supplement and the final prospectus supplement, when available.  You may obtain these documents for free by visiting EDGAR on the SEC’s website atwww.sec.gov.  Alternatively, copies of the prospectus, the preliminary prospectus supplement and the final prospectus supplement, when available, relating to the offering may be obtained from Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, or by calling toll-free at (800) 221-1037, or by email at newyork.prospectus@credit-suisse.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any such offer or solicitation or any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains a number of forward-looking statements.  Words, and variations of words such as “believe,” “expect,” “plan,” “continue,” “will,” “should,” and similar expressions are intended to identify our forward-looking statements.  These forward-looking statements involve risks and uncertainties, many of which are beyond our control, and important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks related to the capital markets.  For additional information on these and other factors that could affect our forward-looking statements, see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our registration statement on Form S-3, as amended from time to time.  We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

About Advanced Disposal

Advanced Disposal (NYSE:ADSW) brings fresh ideas and solutions to the business of a clean environment.  As the fourth largest solid waste company in the U.S., we provide integrated, non-hazardous solid waste collection, recycling and disposal services to residential, commercial, industrial, and construction customers across 16 states and the Bahamas.  Our team is dedicated to finding effective, sustainable solutions to preserve the environment for future generations.

Contact:

Matthew Nelson

Advanced Disposal

(904) 737-7900, Matthew.Nelson@AdvancedDisposal.com